Exhibit 10.2

TAILORED BRANDS, INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE

CHANGE IN CONTROL SEVERANCE PLAN

(Adopted Effective September 1, 2017)

TAILORED BRANDS, INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE

CHANGE IN CONTROL SEVERANCE PLAN

(Adopted Effective September 1, 2017)

WHEREAS, Tailored Brands, Inc., a corporation organized and existing under the laws of the State of Texas (the “Company”), recognizes that one of its most valuable assets is its Senior Executives;

WHEREAS, effective September 8, 2016, the Company established the Tailored Brands, Inc. Senior Executive Change in Control Severance Plan (the “Plan”) to provide certain severance benefits in the event that the employment of the Senior Executives of the Company is involuntarily terminated in certain circumstances in conjunction with a Change in Control of the Company;

WHEREAS, the Plan was intended to replace the Change of Control Agreements entered into between The Men’s Wearhouse, Inc. and its Senior Executives;

WHEREAS, the Company wishes to amend and restate the Plan to add certain provisions to clarify the treatment under the Plan of certain awards made to Senior Executives under the Company’s long-term incentive plans;

NOW, THEREFORE, the Company hereby adopts the amended and restated Plan as set forth in this document effective as of September 1, 2017.

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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1.         ADOPTION AND OBJECTIVE

1.1      Adoption.  Tailored Brands, Inc., a Texas corporation, hereby adopts, assumes and establishes this plan for its Senior Executives to be known as the “Tailored Brands, Inc. Amended and Restated Senior Executive Change in Control Severance Plan” (as it may be amended from time to time, the “Plan”).

1.2      Objective.  The Plan is designed to attract and retain the Senior Executives of the Company and the Company’s Affiliates and to reward such employees by providing replacement income and certain benefits if such individuals’ employment with the Company and the Company’s Affiliates is terminated in certain circumstances after a Change in Control.

1.3      Purpose.  The Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated in regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA.  No Executive shall have a vested right to the benefits under the Plan.  The benefits paid by the Plan are not intended as deferred compensation nor is the Plan intended to be an “employee pension benefit plan or “pension plan” as those terms are defined in Section 3(2) of ERISA.

2.         DEFINITIONS

As used in the Plan, the following terms and phrases shall have the meanings set forth below:

2.1      “Accrued Obligations” means the portion of the Base Salary accrued but unpaid through the Termination Date and compensation for earned but unused vacation time, in each case to the extent not theretofore paid.

2.2      “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

2.3      “Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’s direct and indirect subsidiaries.

2.4      “Base Salary” means an Executive’s base salary as in effect immediately before the occurrence of the Change in Control or as the Executive’s salary may be increased from time to time after that occurrence.

2.5      “Benchmark Bonus” means an Executive’s target or maximum bonus potential for the year preceding a Change in Control.

2.6      “Beneficial Owner” shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor act.

2.7      “Benefit Plans” means any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement, including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, restricted stock, deferred stock unit, employee stock ownership or similar policy, plan, program or arrangement of the Company (or any substitute or alternative plan) or any employee welfare benefit plan (within the meaning of Section 3(1) or ERISA) maintained by the Company.

2.8      “Board of Directors” means the Board of Directors of the Company.

2.9      “Change in Control” means the occurrence of any of the following events during the Term of the Plan:

(a)     the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors;

(b)     the consummation of a Merger of the Company with another Entity, unless:

(1)      the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of either the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions, as to each other, as their ownership of the Company’s Voting Securities immediately prior to such Merger; and

(2)      the individuals who comprise the Board of Directors immediately prior to such Merger constitute a majority of the board of directors or other governing body of either the surviving Entity or the parent of the surviving Entity;

(c)      any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities;

(d)      a sale, transfer, lease or other disposition of all or substantially all of the Assets is consummated (an “Asset Sale”), unless:

(1)      the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; and

(2)      the individuals who comprise the Board of Directors immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent;

provided, further, that for purposes hereof, the consummation of a Merger of a Wholly-Owned Subsidiary with another Entity (other than an Entity in which the Company owns, directly or indirectly, a majority of the voting and equity interests) if the gross revenues of such Wholly-Owned Subsidiary (including the Entities wholly-owned directly or indirectly by such Wholly-Owned Subsidiary) for the twelve-month period immediately preceding the month in which the Merger occurs equal or exceed 30 percent of the consolidated gross revenues reported by the Company on the Company’s consolidated financial statements for such period; or

(e)      The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

2.10      “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

2.11      “Committee” means, prior to a Change in Control, the Compensation Committee of the Board of Directors.  After a Change in Control, “Committee” means (a) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board of Directors, plus, (b) in the event that fewer than three (3) individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided,  however, that the maximum number of individuals constituting the Committee after a Change in Control shall not exceed six (6).

2.12      “Company” means Tailored Brands, Inc., a Texas corporation, and any Successor by merger or otherwise.

2.13      “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representatives; provided, however, that if there is a definition of disability used in an employment agreement between the Company and the Executive, then the definition of Disability herein shall be the same as that used in such employment agreement.

2.14        “Effective Date” means September 8, 2016, the date as of which the Plan was initially adopted.

2.15      “Eligible Individual” means an employee of the Employer designated as a “Senior Executive” in the records of the Employer, including but not limited to the Chief Executive Officer, the President, Brand Presidents, an Executive Vice President or Senior Vice President of an Employer.

2.16      “Employer” means the Company or any Affiliate that adopts the Plan pursuant to the provisions of Section 9.

2.17      “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

2.18      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

2.19      “Executive” means an individual who is eligible to participate in the Plan under the provisions of Section 3.

2.20      “Expiration Date” shall have the meaning specified in the definition of the phrase “Term of the Plan”.

2.21      “Fiscal Year” means the fiscal year of the Company.

2.22      “Incumbent Director” means:

(a)     a member of the Board of Directors on the Effective Date; or

(b)     an individual:

(1)      who becomes a member of the Board of Directors after the Effective Date;

(2)      whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(3)      whose initial assumption of service on the Board of Directors is not in connection with an actual or threatened election contest.

2.23      “Merger” means a merger, consolidation or similar transaction.

2.24      “Notice of Termination” shall mean the notice contemplated by Section 5.1 hereof which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.25      “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, or any successor act, and used in Sections 13(d)

and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company, the Employer or any of their Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.26      “Renewal Date” shall have the meaning specified in the definition of the phrase “Term of the Plan.”

2.27      “Section 409A”  means section 409A of the Code and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

2.28      “Separation From Service” means an Executive’s termination of employment with the Company or Employer, provided that such termination constitutes a separation from service within the meaning ascribed to such term under Section 409A.

2.29      “Specified Employee” means an Executive who, as of the date of his Separation from Service, is deemed to be a “specified employee” within the meaning ascribed to that term under Section 409A.

2.30      “Specified Owner” means any of the following:

(a)      the Company;

(b)      an Affiliate of the Company;

(c)      an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(d)      a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(e)      a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the Company or the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

2.31      “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

2.32      “Term of the Plan” means the period commencing on the Effective Date and ending on the earliest of:

(a)      the last day of the three-year period beginning on the Effective Date if no Change in Control shall have occurred during that three-year period (such last day being the “Expiration Date”);

(b)      if a Change in Control shall have occurred during (i) the three-year period beginning on the Effective Date or (ii) any period for which the Term of the Plan shall have been automatically extended pursuant to the second sentence of this definition, the last day of the two-year period beginning on the date on which the Change in Control occurred; or

(c)      the date on which the Plan is terminated by the Board of Directors as provided in Section 9.

After the expiration of the time period described in subsection (a) of this definition and in the absence of a Change in Control (as described in subsection (b) of this definition) the Term of the Plan shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 18 months prior to the Expiration Date or applicable Renewal Date, the Committee shall give notice to Executives that the Term of the Plan will not be extended.

2.33      “Termination Date” means the date as of which an Executive incurs a Separation From Service determined in accordance with the provisions of Section 5.

2.34      “Termination for Cause” shall have occurred if, after a Change in Control, the Executive shall have committed: (a) gross negligence or willful misconduct in connection with the Executive’s duties or in the course of Executive’s employment with the Company or any Wholly-Owned Subsidiary, (b) an act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of Executive’s employment with the Company or any Wholly-Owned Subsidiary, (c) intentional wrongful damage to property (other than of a de minimis nature) of the Company or any Wholly-Owned Subsidiary, (d) intentional wrongful disclosure of secret processes or confidential information of the Company or any Wholly-Owned Subsidiary which the Executive believes or reasonably should believe will have a material adverse effect on the Company, or (e) an act leading to a conviction of a felony, or a misdemeanor involving moral turpitude. For purposes of the Plan, an act, or failure to act, on the part of the Executive shall be deemed “intentional” only if done, or not done, by the Executive not in good faith and without a reasonable belief that his or her action or inaction was in the best interest of the Company.  Any Termination for Cause requires a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors then in office and eligible to vote at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel, to be heard, finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act set forth above and specifying the particulars thereof in detail.  Nothing herein shall limit the right of the Executive or his or her legal representatives to contest the validity or propriety of any such determination.

2.35      “Termination for Good Reason” shall mean the occurrence if any of the following on or after a Change in Control: (a) a material reduction in Executive’s status, title, position or responsibilities, (b) a reduction in Executive’s Base Salary, (c) a reduction in the Executive’s target and/or maximum bonus potential to an amount less than the Executive’s Benchmark Bonus or revision to the bonus plan in any manner that materially adversely affects the Executive’s ability to achieve the maximum annual bonus potential, (d) a mandatory relocation of Executive’s employment with the Company more than fifty (50) miles from the office of the Company where the Executive was principally employed and stationed immediately prior to the Change in Control, except for travel reasonably required in the performance of Executive’s duties and responsibilities, (e) any material changes to the Benefit Plans, paid vacation days or  any other non-contractual benefits that were provided to the Executive by the Company immediately before the occurrence of the Change in Control, or (f) any failure to honor any provision of any employment agreement with the Executive or failure to honor any provision of this Plan, including termination of such employment agreement (unless notice of that termination is given to the Executive as set forth in Section 5.1) or effective notice of an election to terminate at the end of the term or the extended term of such employment agreement.

2.36      “Termination of Employment” means the termination of an individual’s employment relationship with the Company during the Term of the Plan (whether by the individual or the Company or automatically upon the individual’s death or Disability) after the occurrence of a Change in Control.

For purposes of this definition, an individual’s employment shall be deemed to have been terminated after a Change in Control, if (a) a Change in Control occurs and (b) (i) the individual incurs a termination of employment by the Company which is not a Termination for Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (ii) the individual terminates his or her employment in a manner that constitutes a Termination for Good Reason prior to a Change in Control and the circumstance or event which constitutes the Termination for Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (iii) the individual incurs a termination of employment by the Company which is not a Termination for Cause or the individual terminates his or her employment in a manner that constitutes a Termination for Good Reason and such termination or the circumstance or event which constitutes the Termination for Good Reason is otherwise in connection with or in anticipation of a Change in Control.  For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

2.37      “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

2.38      “Wholly-Owned Subsidiary” means an Entity that is, directly or indirectly, wholly owned by the Company.

3.         ELIGIBILITY

The Company shall notify an Eligible Individual of his eligibility to participate in the Plan by furnishing him a written notification of participation.

Notwithstanding any other provision of the Plan, the Committee may discontinue an individual’s participation in the Plan at any time by providing him written notice (the “Notice”) that he shall no longer participate in the Plan, provided, however, that a Change in Control has not occurred and the discontinuation of the individual’s participation in the Plan is not taken in anticipation of a Change in Control.  If a Change in Control occurs within 12 months after the date the Notice is provided then there shall be a rebuttable presumption that the discontinuation of the individual’s participation in the Plan was taken in anticipation of a Change in Control unless the Company rebuts such presumption by clear and convincing evidence.

Participation in the Plan shall supercede and be in lieu of any and all agreements and rights that the Executive has under any prior change in control agreements between the Executive and the Company or The Men’s Wearhouse, Inc. and/or Executive’s participation in The Men’s Wearhouse, Inc. Change in Control Severance Plan or the Tailored Brands, Inc. Vice President Change in Control Severance Plan.  Participation in the Plan does not affect existing employment arrangements with the Company, if any, unless a Change in Control occurs before the expiration of the term of this Plan.  In the absence of any employment agreement, the Executive’s employment shall continue to be “at will”.

4.         BENEFITS

4.1      Vesting of Equity Based Compensation Following Termination of Employment.  If an Executive incurs a Termination of Employment, the Executive is entitled to the following benefits (except to the extent limited by Section 4.3):

(a)      all options to acquire Voting Securities of the Company granted to an Executive prior to September 1, 2014 and continued to be held by the Executive immediately prior to a Change in Control shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and shall be exercisable for the period set forth in such stock option agreement;

(b)      all restrictions on any restricted Voting Securities of the Company granted to an Executive prior to September 1, 2014 which have not vested prior to a Change in Control shall be removed and the securities shall be freely transferable, notwithstanding the terms of the relevant restricted stock or securities agreements and regardless of whether the conditions set forth in the relevant restricted stock or securities agreements have been satisfied in full;

(c)      if an Executive’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause or by an Executive after the occurrence of an event of Termination for Good Reason, all options to acquire Voting Securities of the Company granted to an Executive on or after September 1, 2014 and continued to be held by the Executive immediately prior to a Change in Control shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and shall be exercisable for the period set forth in such stock option agreement;

(d)      if an Executive’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause or by an Executive after the occurrence of an event of Termination for Good Reason, all restrictions on any restricted Voting Securities of the Company granted to an Executive on or after September 1, 2014 which have not vested prior to a Change in Control shall be removed and the securities shall be freely transferable, notwithstanding the terms of the relevant restricted stock or securities agreements and regardless of whether the conditions set forth in the relevant restricted stock or securities agreements have been satisfied in full;

(e)      if an Executive’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause or by an Executive after the occurrence of an event of Termination for Good Reason, notwithstanding the terms of the relevant deferred stock unit award agreement and regardless of whether the conditions set forth in the relevant deferred stock unit award agreement have been satisfied in full, all restrictions on any deferred stock units granted to an Executive which have not vested and are held by the Executive prior to a Change in Control shall lapse and the Company shall issue to the Executive one share of the Voting Securities of the Company in exchange for each such deferred stock unit and pay any dividend equivalents associated with such deferred stock units, (x) on the date of the Executive’s Separation from Service if the Executive is not a Specified Employee or (y) on the date that is six months following the Executive’s Separation from Service if the Executive is a Specified Employee;

(f)      if an Executive’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause or by an Executive after the occurrence of an event of Termination for Good Reason, notwithstanding the terms of the relevant performance unit award agreement and regardless of whether the conditions set forth in the relevant performance unit award agreement have been satisfied in full, all restrictions on any performance units granted to an Executive on December 12, 2016, which have not vested and are held by the Executive prior to a Change in Control shall lapse and the Company shall issue to the Executive one share of the Voting Securities of the Company in exchange for each such performance unit and pay any dividend equivalents associated with such performance units, (x) on the date of the Executive’s Separation from Service if the Executive is not a Specified Employee or (y) on the date that is six months following the Executive’s Separation from Service if the Executive is a Specified Employee; and

(g)      all other awards granted to an Executive under one of the Company’s long-term incentive plans that are not specifically covered under any of the preceding provisions of this Section 4.1 shall be governed by the terms of the relevant award agreements and the vesting conditions set forth in such agreements.

4.2      Benefits Following Termination of Employment.  If an Executive’s employment by the Company is terminated (whether by the Executive or the Company or automatically upon the Executive’s death or Disability) after the occurrence of a Change in Control, the Executive is entitled to the following benefits (except to the extent limited by Section 4.3):

(a)      Termination for Cause or Without Good Reason.  If an Executive’s employment is terminated by the Company as a result of the occurrence of an event of Termination for Cause or by an Executive before the occurrence of an event of Termination for Good Reason, then the Company will pay the Executive (A) the Accrued Obligations within 30 days after the Termination Date and (B) any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

(b)      Termination as a Result of Executive’s Death.  If an Executive’s employment is automatically terminated as a result of the Executive’s death, then the Company will pay to the Executive’s estate or beneficiaries, as applicable, (A) the Accrued Obligations within 30 days after the date of the Executive’s death and (B) any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

(c)      Termination as a Result of Executive’s Disability.  If an Executive’s employment is automatically terminated as a result of the Executive’s Disability, then the Company will pay to the Executive, as applicable, (A) the Accrued Obligations within 30 days after the Termination Date and (B) any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

(d)      Termination Without Cause or For Good Reason.  If an Executive’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause or by an Executive after the occurrence of an event of Termination for Good Reason, then the Executive is entitled to the following:

(1)      the Company will pay to the Executive the Accrued Obligations within 30 days after the Termination Date;

(2)      the Company will pay to the Executive an amount equal to two (2) times the sum of (A) the amount (including any deferred portion thereof) of the Base Salary for the Fiscal Year in which the Termination Date occurs or for the immediately preceding Fiscal Year, whichever is higher; and (B) an amount equal to the greater of (a) the Executive’s target bonus for the Fiscal Year in which the Termination Date occurs and (b) the Executive’s target bonus for the Fiscal Year immediately preceding the Fiscal Year in which the Termination Date occurs; provided, that (x) if the Change in Control giving rise to the payments in this Section 4.2(d)(2) constitutes a “change in control” within the meaning of Section 409A, the Company shall pay to the Executive these amounts within 30 days after the Termination Date or (y) if such Change in Control does not constitute a “change in control” within the meaning of Section 409A, the Company shall pay the amounts specified in this Section 4.2(d)(2) in equal installments over 24 months following the Termination Date in accordance with the customary payroll practices of the Company as if Executive was employed at the time, commencing on the first Company payroll date immediately following the 38th day after the Termination Date (the “First Payment Date”), and any installment that would have otherwise been paid pursuant to the customary payroll practices of the Company prior to the First Payment Date shall instead be accumulated and paid on the First Payment Date;

(3)      The Company shall pay to the Executive, within 30 days after the Termination Date, an amount equal to the product of (A) the total monthly basic life insurance premium (both the portion paid by the Company and the portion paid by the Executive) applicable to the Executive’s basic life insurance coverage on his Termination Date and (B) 24; provided, that, if a conversion option is applicable under the Company’s group life insurance program, the Executive may, at his option, convert his basic life insurance coverage to an individual policy after his Termination Date by completing the forms required by the Company;

(4)      the Company (at its sole expense) shall take the following actions:

(A) throughout the period beginning on the Termination Date and ending on the first to occur of the second anniversary of the Termination Date, or the date on which the Executive becomes employed on a full-time basis by another person (the “Coverage Period”), the Company shall maintain in effect, and not materially reduce the benefits provided by the Company’s group health plan in which the Executive was a participant immediately before the Termination Date; and

(B) the Company shall arrange for the Executive’s uninterrupted participation throughout the Coverage Period in the Company’s group health plan in which the Executive was a participant immediately before the Termination Date;

provided that if the Executive’s participation after the Termination Date in such group health plan is not permitted by the terms of that plan, then throughout the Coverage Period, the Company (at its sole expense) shall provide the Executive with substantially the same benefits that were provided to the Executive by that plan immediately before the Termination Date.  If the Executive is a Specified Employee and the benefits specified in this Section 4.2(d)(4) are taxable to the Executive and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which the Executive would otherwise be entitled under this Section 4.2(d)(4) during the first six months following the date of the Executive’s Termination Date shall be accumulated and paid to the Executive on the date that is six months following the Termination Date.  The Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the Coverage Period.  The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided under this Section 4.2(d)(4), during the Executive’s taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code).  The Company shall reimburse an eligible welfare benefit expense that is not a nontaxable insured benefit on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Executive’s right to reimbursement or direct provision of benefits under this Section 4.2(d)(4) is not subject to liquidation or exchange for another benefit; and

(5)      the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

(6)      Each payment required to be made to Executive pursuant to  Section 4.2 shall be made by check drawn on an account of the Company or the Successor at a bank located in the United States of America.

4.3      Limitation on Benefits Payable.  Notwithstanding anything herein to the contrary, in the event that the Company’s then current independent registered public accounting firm (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in the Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and  Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the  transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than the Executive would receive, on a similar after tax basis, if the Executive received all of the Total Payments. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.  If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction  of any accelerated vesting of equity awards.  In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.   The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 6(i) shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code.  The Company shall bear all costs, fees and expenses of the Accounting Firm.

To the extent requested by the Executive, the Company shall cooperate with the Executive  in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Executive (including the Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations  in accordance with Q&A-5(a) of such final regulations.

If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 4.3, the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 4.3.

4.4      Tax Year.    If a payment under Section 4.2 or any other provision of the Plan is payable during a period that includes more than one taxable year the Executive shall have no right to specify the taxable year during which such payment shall be made.

4.5      Other Employment Arrangements.  Notwithstanding anything contained in this Plan to the contrary, if following the commencement of any discussion with a third person (but excluding any discussions with an investment banker, attorney, accountant or other advisor engaged by the Company) that ultimately results in a Change in Control, (i) the Executive’s employment with the Company is terminated, (ii) the Executive’s duties are materially changed or the Executive’s status and position with the Company is materially diminished, (iii) the Executive’s Base Salary is reduced, or (iv) the Executive’s annual bonus potential is reduced to an amount less than the Benchmark Bonus, then for all purposes of the Plan, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, change, diminution, or reduction, and (x) any payments and benefits payable under any employment agreement between the Company and the Executive shall be paid in accordance with the terms thereof and (y) the Executive shall be entitled to receive any additional payments and benefits provided for herein or otherwise hereunder, in the manner set forth in the Plan. In the event Executive is a Specified Employee on his Termination Date, for purposes of this Section 4.5, his right to payment and form of payment under his employment agreement will be considered fixed on his Termination Date and payable under his employment agreement, even if such payments have not actually commenced as of the Change in Control.  For the avoidance of doubt, any payment made or benefit provided or to be provided under any employment agreement between the Company and the Executive that is duplicative of any payment made or to be made, or benefit provided or to be provided, under the Plan, shall reduce on a dollar for dollar basis the payment to be made or benefit to be provided under the Plan; provided, however, that in the event that the payment shall be delayed pursuant to Section 409A as further described in Section 4.2(d)(2), then any payment made or benefit provided or to be provided under the Plan that is duplicative of any payment made or to be made, or benefit provided or to be provided, under any employment agreement between the Company and the Executive, shall reduce on a dollar for dollar basis the payment to be made or benefit to be provided under such employment agreement.

4.6      Legal Fees.  If a Change in Control shall have occurred before the expiration of the Term of the Plan, then, upon demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in enforcing or seeking to enforce, in good faith, the payment of any amount or other benefit to which the Executive shall have become entitled pursuant to the Plan.  Such payments under this Section 4.6 shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.  The fees or expenses that are subject to reimbursement pursuant to this Section 4.6 shall not be limited as a result of when the fees or expenses are incurred.  The amounts of fees and expenses that are eligible for reimbursement pursuant to this Section 4.6 during a given taxable year of the Executive shall not affect the amount of fees and expenses eligible for reimbursement in any other taxable year of the Executive.  The right to reimbursement pursuant to this Section 4.6 is not subject to liquidation or exchange for another benefit.  The Executive shall repay to the Company any expenses reimbursed by the Company pursuant to this Section 4.6 if a court of competent jurisdiction shall have determined by a final, non-appealable order, that the expenses to be repaid were incurred solely by reason of the Executive not acting in good faith in incurring such expenses.

5.         TERMINATION PROCEDURES

5.1      Notice of Termination.  After a Change in Control and during the Term of the Plan, any purported termination of the Executive’s employment by the Company or the Executive, or any determination of Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 4.2 pursuant to which the Executive is to receive benefits as a result of the termination.  If the notice states that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability, the notice shall (a) specifically describe the basis for the determination of the Executive’s Disability, and (b) state the date of the determination of the Executive’s Disability and the date of the termination of his employment, which date shall be not more than ten (10) days before the date such notice is given.  If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes Termination for Cause and shall be accompanied by a certified copy of the resolution satisfying the requirements of Section 2.34.  If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes Termination for Good Reason and shall be given by the Executive to the Company within ninety (90) days following the Executive’s knowledge of the initial condition which the Executive believes constitutes an Event of Termination for Good Reason.  Each notice given pursuant to this Section 5.1 (other than a notice stating that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Executive’s employment by the Company is effective and if the notice is given by the Executive with respect to Termination for Good Reason, the Company shall have the opportunity to remedy the action or inaction that constitutes the Termination for Good Reason prior to the Termination Date stated in the notice and upon the Company doing so the notice shall be deemed withdrawn. No purported termination of the Executive’s employment by the Company after a Change in Control and during the Term of the Plan shall be effective unless the Company complies with the procedures set forth in this Section 5.1.

5.2      Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Termination Date (as determined without regard to this Section 5.2), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the earlier of (a) the date on which the Term of the Plan ends or (b) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

6.         WITHHOLDING

The Company may withhold from any benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.

7.         DEATH OF EXECUTIVE

If an Executive dies after his Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.

8.         AMENDMENT AND TERMINATION

Subject to the restrictions set forth in this Section 8, the Board of Directors may amend or terminate the Plan at any time.  After a Change in Control occurs, the Plan may not be terminated or amended in any manner that would negatively affect an Executive’s rights under the Plan.  Further, the Board of Directors may not amend or terminate the Plan in anticipation of a Change in Control in any manner that would negatively affect an Executive’s rights under the Plan.  If a Change in Control occurs within 12 months after the date the Board of Directors amends or terminates the Plan then there shall be a rebuttable presumption that the amendment or termination of the Plan was made in anticipation of a Change in Control and shall not be effective in any manner that would negatively affect an Executive’s rights under the Plan unless the Company rebuts such presumption by clear and convincing evidence.

9.         ADOPTION OF PLAN BY AFFILIATES

(a)      With the written approval of the Committee, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan and providing all information required by the Committee.

(b)      The provisions of the Plan shall apply separately and equally to each adopting Affiliate in the same manner as is expressly provided for the Company, except that the power to appoint the Committee and the power to amend or terminate the Plan shall be exercised by the Company.

(c)      For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

10.       DISPUTED PAYMENTS AND FAILURES TO PAY

If the Company fails to make a payment in whole or in part as of the payment deadline specified in the Plan, either intentionally or unintentionally, other than with the express or implied consent of the Executive, the Executive shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment.  The Company shall pay any such unpaid benefits due to the Executive, together with interest on the unpaid benefits from the date of the payment deadline specified in the Plan at an annual rate equal to 120 percent of the applicable Federal rate provided for in section 1274(d) of the Code, within ten (10) business days of discovering that the additional monies are due and payable.

The Company shall hold harmless and indemnify the Executive on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A (and any comparable state statutes) by any taxing authority as a result of the Company’s failure to comply with this Section 10 and all penalties and interest with respect to the Company’s failure to comply with this Section 10, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Executive due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); and (iii) the amount of additional taxes (including penalties and interest) imposed upon the Executive due to the Company’s payment of the initial taxes penalties, interest and expenses described in clauses (i) and (ii).

The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Eligible Individual that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 10, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority.  The Company shall make a payment to reimburse the Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 10, by the end of Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.      Forfeiture for Cause

11.1      Forfeiture Determination.  Notwithstanding any other provision of the Plan, if a determination is made as provided in Section 11.2 (a “Forfeiture Determination”) that (a) the Executive, before or after the termination of the Executive’s employment with the Company and all Affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty (as defined below) in the course of his employment by the Company or an Affiliate, (ii) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) disclosed trade secrets of the Company or an Affiliate or (iv) violated the terms of any non-

competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Executive is a party; and (b) in the case of the actions described in clause (i), (iii) and (iv), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board of Directors, in good faith, if such Forfeiture Determination is made prior to a Change in Control, or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control, as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on the Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under the Plan to the Executive (including any payment previously paid to the Executive under Section 4.2 or legal expense reimbursement payment under Section 4.6), (y) cash bonuses paid on or after the Effective Date by the Company to the Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to the Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the Effective Date, will be forfeited to the Company on such terms as determined by the Board of Directors or the final, non-appealable order of a court of competent jurisdiction.  For purposes of Section 11, an “act of dishonesty” shall require a material breach by Executive of his duties, obligations or undertakings owed to or on behalf of the Company, as determined by the Board.  In determining whether a matter materially and adversely affects the Company, the Board shall be entitled to consider all relevant factors and exercise business judgment in making such determination, including but not limited to the financial consequences, adverse reputational consequences or legal consequences to the Company and/or its subsidiaries, individually or taken as a whole, as a result of such action.

11.2      Decision-Making Authority.  A Forfeiture Determination for purposes of Section 11.1 shall be made (a) before the occurrence of a Change in Control, by a majority vote of the Board of Directors and (b) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction.  The findings and decision of the Board of Directors with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of the Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board of Directors; provided, that, any disagreements as to whether the Board lacked good faith or its decision resulted from manifest error shall be subject to resolution in accordance with Section 13.7 hereof.  No decision of the Board of Directors, however, will affect the finality of the discharge of the Executive by the Company or an Affiliate.

12.      ADMINISTRATION OF THE PLAN

12.1      Plan Administrator.  The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.  The Committee shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make eligibility determinations, to correct deficiencies in the Plan and to supply omissions.  All decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon the parties.

12.2      Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its function under the Plan and to comply with applicable laws.  The Plan Administrator shall prepare and file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code and other relevant statutes, each as amended from time to time, and all regulations thereunder.

12.3      Unfunded Status of Plan.  The Plan shall be “unfunded” for the purposes of ERISA and the Code and the benefits and payments to be paid under the plan shall be paid out of the general assets of the Company as and when payable under the Plan.  All Executives shall be solely unsecured creditors of the Company.  If the Company decides in its sole discretion to establish any advance reserve on its books against the future expense of the potential payments hereunder, or, if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

13.      MISCELLANEOUS

13.1      Plan Not an Employment Contract.  The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment.  Likewise, it is not intended to interfere with the rights of an Employer to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his employment at any time.

13.2      Alienation Prohibited.  No benefits hereunder shall be subject to anticipation or assignment by an Executive, to attachment by, interference with, or control of any creditor of an Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of an Executive prior to its actual receipt by the Executive.  Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

13.3      Number and Gender.  As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.

13.4      Headings.  The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

13.5      Severability.  Each provision of the Plan may be severed.  If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

13.6      Binding Effect.  The Plan shall be binding upon any successor of the Company.  Further, the Board of Directors shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause all Executives to be paid or provided all benefits due under the terms of the Plan as in effect immediately prior to the Change in Control.

13.7       Claims Procedure.  All claims by an Executive for benefits under the Plan shall be directed to and determined by the Committee and shall be in writing.  Any denial by the Committee of a claim for benefits under the Plan shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 13.10 and shall set forth the specific reasons for the denial, the specific provisions of the Plan relied upon, a description of any additional material or information necessary for the Executive to perfect the claim (explaining why such material or information is needed) and shall advise the Executive of the right to appeal the decision and the procedure for doing so.  The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee after notification by the Committee that the Executive’s claim has been denied.  All appeals shall be made by the following procedure:

(a)      Executive shall file with the Committee a notice appealing the denial.  Such notice shall be filed within sixty (60) days of notification by the Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(b)      A determination of an appealed claim shall be delivered to Executive within ninety (90) days of after written notification of the appeal is received by the Committee in accordance with Section 13.10 and shall be accompanied by a written statement as to the reason or reasons therefor, the specific provisions of the Plan relied upon, a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA.

13.8       No Mitigation.  The Company agrees that if the Executive’s employment with the Company terminates during the Term of the Plan, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to the Plan.  Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

13.9       Other Amounts Due.  Except as expressly provided otherwise herein, the payments and benefits provided for in the Plan are in addition to and not in lieu of amounts and benefits that are earned by an Executive prior to his Termination Date.  The Company shall pay an Executive any compensation earned through the Termination Date but not previously paid to the Executive.  Further the Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its Affiliates.  Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Executive’s

Termination Date shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

13.10      Notices.  For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the residential address listed on the Executive’s notification of participation and, if to the Company, to 6100 Stevenson Blvd, Fremont, California 94538, directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

13.11      Governing Law.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the provisions of the Plan shall be governed by the laws of the State of Texas, without reference to rules relating to conflicts of law.

13.12      Compliance With Section 409A.  The Company intends that any amounts or benefits payable or provided under the Plan shall comply with Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of the Plan shall be interpreted and administered in a manner that complies with Section 409A. The Company will not take any action or omit to take any action that would expose any payment or benefit to Executive to additional tax under Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company agrees to amend the Plan in a manner that brings the Plan into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under the Plan to Executive. Each payment in a series of payments or installments hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that a reimbursement amount is subject to Section 409A, the Company will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Termination Date occur until Executive experiences a Separation from Service and the date upon which Separation from Service takes place shall be the “Termination Date” and (ii) in the event Executive is a Specified employee as of the date of his separation from service, amounts and benefits that are properly treatable as deferred compensation (within the meaning of Section 409A, and after taking into account all exclusions applicable to such payment under Section 409A) that would otherwise be payable or provided  hereunder shall not be made prior to the first business day after the earlier of (x) the expiration of six months from the date of Executive’s Separation from Service for any reason other than death or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”).  On the Delayed

Payment Date, the Company shall pay to Executive or, if has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence with interest for the period commencing on the date of the Executive’s Termination Date until the date of payment of such amounts, calculated using an interest rate of eight percent (8%) per annum (the “Interest Amount”).

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be executed by its duly authorized officer effective as of September 1, 2017.

TAILORED BRANDS, INC.

By:	/s/ DOUGLAS S. EWERT
Name:	Douglas S. Ewert
Title:	Chief Executive Officer